UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective as of March 14, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of SVB Financial Group (the “Company”) approved an amendment to the Company’s Change in Control Severance Plan (the “Plan”).

The Plan amendment eliminates the tax gross-up provisions that would have otherwise applied in the event participants under the Plan would have otherwise been subject to excise taxes as a result of receiving “parachute payments” as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The amended Plan provides that if the payments to be received by a participant would otherwise constitute “parachute payments” within the meaning of Code Section 280G and would subject the participant to resulting excise taxes, then the participant’s severance benefits will either be (i) delivered in full (with the participant paying any related excise and other taxes), or (ii) delivered to such lesser extent which would result in no portion of such payments being “parachute payments,” whichever of the foregoing would result in the participant receiving more on an after-tax basis.

The terms of the Plan provide that the amendment will not become effective for six (6) months after: (i) the date approved by the Committee, and (ii) the delivery of appropriate written notices of the above changes to the Plan’s participants. Accordingly, the effective date of the Plan amendment will be September 14, 2012.

No other material changes were made to the Plan.

The summary above is qualified in its entirety by reference to the amended Plan which is attached hereto as Exhibit 10.14 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.14	Change in Control Severance Plan, as amended and restated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2012	SVB FINANCIAL GROUP

	By:	/s/ GREG BECKER
	Name:	Greg Becker
	Title:	President and Chief Executive Officer